Exhibit 10.17

NATIONWIDE

SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

As Amended and Restated As of January 1, 2005

ARTICLE		PAGE
I	Definitions	1

II	Eligibility	4

III	Credits	5

IV	Liability for Payment	8

V	Method of Payment	9

VI	Amendment; Termination; Administration	11

VII	Construction	13

VIII	Execution	14

IX	Exceptions	15

Supplemental Defined Contribution Plan

Restated January 1, 2005

i

NATIONWIDE SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

As Amended and Restated As of January 1, 2005

WHEREAS, the Participating Employers (as that term is defined in the Nationwide Savings Plan (the “Savings Plan”)) have previously adopted the Nationwide Insurance Enterprise Supplemental Defined Contribution Plan (the “Supplemental DC Plan”) for the benefit of certain employees; and

WHEREAS, said Participating Employers do now desire to amend and restate the Supplemental DC Plan as the Nationwide Supplemental Defined Contribution Plan (this “Plan”) effective January 1, 2005; and

NOW THEREFORE, the Participating Employers do hereby amend and restate the Supplemental DC Plan as set forth in this instrument.

ARTICLE I

DEFINITIONS

1.1	Any word or term used in this instrument, if defined in the Savings Plan, shall have the same meaning as set forth in such definition.

1.2	“Administrator” means the officer(s) or employee(s) of Nationwide Mutual Insurance Company appointed by the Benefits Committee to administer this Plan.

1.3	“Covered Compensation” shall have the meanings set forth below.

(a)	For Plan Years commencing prior to January 1, 1997.

“Covered Compensation” means compensation as defined in Section 414(s) of the Code and Treasury Regulation Section 1.414(s)-1(c)(2) and (4), but excluding (i) severance pay and other amounts paid after a Participant’s Severance of Service Date, (ii) reimbursement for relocation expenses and related payments, (iii) company car value or subsidy or reimbursement for loss of company car, (iv) a lump sum payment for vacation days made at severance of employment, or (v) expense reimbursements or expense allowances; and is the compensation earned for a calendar year which is taken into account in determining his or her Final Average Compensation hereunder, as herein determined. For calendar year 1996, Covered Compensation shall include any portion of a Participant’s management incentive compensation which was deferred pursuant to an individual agreement between the Participant and his or her employer.

Supplemental Defined Contribution Plan

Restated January 1, 2005

For the purpose of determining a Neckura employee’s Covered Compensation, remuneration, based on the inclusions and exclusions set forth in this Section, paid to him or her by Neckura shall be deemed to have been paid by the Plan Sponsor.

(b)	For Plan Years beginning on or after January 1, 1997, and prior to January 1, 2000.

Covered Compensation means compensation as defined in Section 414(s) of the Code and Treasury Regulation Section 1.414(s)-1(c)(2) and (4), but excluding (i) severance pay, (ii) reimbursement for relocation expenses and related payments, (iii) company car value or subsidy or reimbursement for loss of company car, (iv) a lump sum payment for vacation days made at severance of employment, (v) for purposes of Article IV, any payment made to an Employee to offset, in whole or part, the tax cost of other amounts paid by a Participating Employer which are included in the Employee’s income for federal income tax purposes, (vi) income imputed to any Participant as a result of the provision of health or other benefits to a Household Member(s), or (vi) for Agency Managers who are not employed by Wausau, recurring payments to the extent additional recurring payments do represent payments of or reimbursements for agency business expenses. The amount determined pursuant to the preceding sentence will be increased by the amount of any compensation deferred by the Participant pursuant to an individual deferred compensation agreement with a Participating Employer.

(c)	For Plan Years beginning on or after January 1, 2000.

Covered Compensation has the same meaning as provided in Section 1.10 of the Savings Plan, without regard to the limitations imposed by Section 1.10(c) and increased by the amount of any compensation deferred by the Participant pursuant to a deferred compensation program maintained by a Participating Employer.

(d)	Notwithstanding the foregoing, for Plan Years beginning prior to January 1, 2000, the Covered Compensation of an Employee who receives open ended sales compensation will be limited to the lesser of:

(i)	The amount otherwise determined above; or

(ii)	The maximum dollar limitation in effect under Section 401(a)(17) of the Code, plus $100,000.

For the purpose of determining a Neckura employee’s Covered Compensation, remuneration, based on the inclusions and exclusions set forth in this Section, paid to him or her by Neckura shall be deemed to have been paid by the Plan Sponsor.

Supplemental Defined Contribution Plan

Restated January 1, 2005

1.4

“Highly Compensated Employee” means an Employee of a Participating Employer whose Covered Compensation, for any year beginning on or after the Effective Date, exceeds the maximum dollar limitation set forth in Code Section 401(a)(17).

1.5	“Managing Partner” means an individual employed by Nationwide Life Insurance Company of America, or its successor, in a position as a managing partner on and after October 2, 2002.

1.5	“NRP” means the Nationwide Retirement Plan.

1.6	“Officer” shall mean:

(a)	an elected officer of a Participating Employer or ALLIED Group, Inc.;

(b)	whose position is in an executive job grade; and

(c)	whose Covered Compensation, for any year which includes or begins after the Effective Date, exceeds the maximum dollar limitation set forth in Code Section 401(a)(17).

1.7	“Participant” means an individual with an account, established pursuant to Article II, under this Plan.

1.8	“Participating Employer” means any organization defined as such in the Savings Plan.

1.9	“Plan” means the Nationwide Supplemental Defined Contribution Plan.

1.10	“Predecessor Plan” means the Nationwide Insurance Companies and Affiliates Supplemental Defined Contribution Plan or the Wausau Insurance Companies Supplemental Defined Contribution Plan.

1.11	“Provident Plan” means the Provident Mutual Life Insurance Company Supplemental Savings Plan

1.12	“Savings Plan” means the Nationwide Savings Plan.

Supplemental Defined Contribution Plan

Restated January 1, 2005

ARTICLE II

ELIGIBILITY

2.1

Each Participant in the Savings Plan who is an Officer as of December 31 of any Plan Year, will become a Participant in this Plan on the later of: (a) January 1 preceding the first date in the Plan Year that the Employer Matching Contribution which would otherwise have been made to the account of such Participant in the Savings Plan exceeds the maximum Employer Matching Contribution that may be made for him or her under the Savings Plan due to application of the maximum benefit and the maximum deferral provisions set forth in the Savings Plan, the maximum salary provisions in the Savings Plan, the nondiscrimination provisions in the Savings Plan, and any limitations imposed by the Administrative Committee, as permitted under the Savings Plan; and (b) January 1 preceding the date the Participant becomes an Officer.

2.2

Highly Compensated Employees are eligible to participate during Plan Years after 1995 if they: (a) had an account balance in a Predecessor Plan as of December 31, 1995, (b) participated in the Savings Plan during the Plan Year, and (c) had not terminated employment prior to December 31 of the Plan Year or terminated employment after qualifying for an immediately payable monthly NRP benefit. For Plan Years beginning on or after January 1, 1997, additional amounts shall be credited only for those individuals described in Section 2.1.

2.3	Participants in the Provident Plan on October 2, 2002 and on December 31, 2003 are eligible Participants under this Plan as of January 1, 2003.

Supplemental Defined Contribution Plan

Restated January 1, 2005

ARTICLE III

CREDITS

3.1

Following the end of the Plan Year beginning on January 1, 1996, an amount will be credited to the account of each Officer and any other eligible Highly Compensated Employee described in Section 2.2 of this Plan. Following the end of each Plan Year beginning on or after January 1, 1997, an amount will be credited to the account of each Officer who had not terminated employment prior to December 31 of the Plan Year or who terminated employment after reaching age 55 with a Period of Service of at least 5 Years. The credited amount will be equal to the difference between (a) and (b):

(a)	The total company matching credit calculated as follows:

(1)

Determine the deferral percentage (“DP”) for the Officer for the preceding Plan Year. For the 1996 Plan Year, use the Participant’s total deferrals under the Savings Plan for the Plan Year, divided by his or her base salary (or Benefits Salary for those employees whose Covered Compensation is determined on the basis of Benefits Salary) compensation used to determine. For Plan Years after 1996, divide the total deferrals in the Savings Plan by the Savings Plan Covered Compensation (up to the Code Section 401(a)(17) limit).

(2)

Determine the appropriate matching contribution percentage based on the DP determined in (1) and the provisions of Section 5.02 of the Savings Plan, provided, however, that the matching contribution percentage for an Officer or Highly Compensated Employee who defers, under the Savings Plan, the maximum amount permitted under Section 402(g) of the Code in any year shall be the aggregate percentage of Employer Matching Contribution provided under Section 5.02 of the Savings Plan for such year. For 1996, multiply such percentage by the total compensation used in determining the actual deferral percentage (“ADP”) discrimination test result under the Savings Plan in 1996 (without applying the Code Section 401(a)(17) limit). For Plan Years after 1996, multiply such percentage by the Covered Compensation for the Plan Year to determine the total company matching credit.

(b)	The actual Employer Matching Contribution credited to the Savings Plan account for such Plan Year.

The credit amount will be credited as of the first day of such Plan Year.

Supplemental Defined Contribution Plan

Restated January 1, 2005

3.2

For periods prior to March 1, 2000, earnings shall accrue on amounts credited to the account maintained for each Participant under this Plan at the highest annualized yield credited on the Guaranteed Fund assets of the Savings Plan during such Plan Year.

(a)

Effective March 1, 2000, earnings shall accrue on amounts credited to the account maintained for each Participant in this Plan for the period from the beginning of each Plan Year through the date on which amounts are actually credited pursuant to Section 3.1 of the Plan for such Plan Year, at the highest annualized yield credited on the Guaranteed Fund assets of the Savings Plan during such Plan Year;

(b)

Effective January 1, 2004, earnings shall accrue on amounts credited to the account maintained for each Participant in this Plan for the period from the beginning of each Plan Year through the date on which amounts are actually credited pursuant to Section 3.1 of the Plan for such Plan Year, at the Nationwide GIC rate of return during such Plan Year; and

(c)

For all periods following the date on which an amount is actually credited to the account of the Participant pursuant to Section 3.1 of the Plan, at the rate of return that would have been credited had an amount equal to the Participant’s account been invested in the investment options chosen, from time to time, by the Participant from among the options made available under the Plan. The Participant may change the investment options in which his or her account is deemed to be invested for this purpose on a daily basis. The options available may be changed by the Plan Sponsor at any time.

3.3

A participant shall acquire a non-forfeitable right to a percentage of the benefit accrued under this Plan equal to the lesser of the vested percentage applicable to the Participant’s benefit under the Savings Plan or the vested percentage determined under the following schedule:

Months of Participation in this Plan	Percentage Vested
0-11	0%
12 - 23	20%
24 - 35	40%
36 - 47	60%
48 - 59	80%
60+	100%

Supplemental Defined Contribution Plan

Restated January 1, 2005

3.4

If a Participant’s Severance of Service Date is on or after January 1, 2004, and such Participant is fully vested in the Savings Plan but is partially vested in this Plan, the minimum vested credit in this Plan shall be equal to the lost Employer Matching Contribution under the Savings Plan that would have been otherwise been deferred under the Nationwide Employee Deferred Compensation Plan.

3.5	All account balances for accounts established in the Provident Plan as of October 1, 2002, and merged into this Plan from the Provident Plan on January 1, 2003 are 100% vested in this Plan.

3.6

On a Participant’s Severance of Service Date the Plan Administrator shall determine the vested portion of the Participant’s benefit under this Plan. If the Participant has not acquired a non-forfeitable right to 100% of the benefit accrued, the non-vested portion of the benefit shall be forfeited. A vested percentage shall be determined as of the Severance of Service Date. That percentage shall be multiplied by the benefit and the product of that calculation shall be the vested portion of the Participant’s account. Notwithstanding the foregoing provisions, a Participant shall acquire a non-forfeitable right to 100% of the benefit accrued under this Plan upon his or her death or disability.

Supplemental Defined Contribution Plan

Restated January 1, 2005

ARTICLE IV

LIABILITY FOR PAYMENT

Each Participating Employer shall be liable for payments made under this Plan to Participants who were last employed by such Participating Employer.

Supplemental Defined Contribution Plan

Restated January 1, 2005

ARTICLE V

METHOD OF PAYMENT

5.1	The dollar amount of each payment due under this Plan shall be paid from the general assets of the Participating Employer liable for such payment. Such payments shall not be funded.

As an unfunded plan, this Plan has no assets and each Participant’s right to a payment due hereunder is that of an unsecured creditor of the Participating Employers liable for such payment.

5.2

Credits made to the Predecessor Plans for Plan Years prior to 1996, and earnings thereon are to be paid in January of the year following the year the Participant ceases employment with all Participating Employers and Non-Participating Employers. Unless otherwise elected credits made to this Plan for Plan Years after 1995, and earnings thereon will be paid as follows:

(a)	For each Participant who qualifies for an immediately payable monthly benefit from the NRP, and whose post 1995 account balance exceeds $10,000, 10 installment payments.

(b)	For all other Participants, a single sum payment.

Employees may elect to receive distributions in annual installments over a period of one to ten years if that election is received within 60 days following the later of the determination of the 1996 credit amount or the determination of the initial amount to be credited to the account of the Participant. Such payment shall be calculated by dividing the Participant’s account balance as of the last day of the preceding Plan Year by the remaining number of annual installments.

5.4	Amounts in Participant accounts created under this Plan due only to the merger from the Provident Plan on January 1, 2003, and earnings thereon, shall be paid as follows:

(a)	in 10 annual installments, beginning in January, 2003, or if later, the calendar year after termination of employment or all separation of service, whichever is later.

(b)

if the Administrator determines that the value of the Participant’s accrued account is $10,000 or less on the date of the first payment due under this Plan, his or her accrued amount, determined as of November 30 immediately preceding the payment date, will be paid to the Participant immediately. If on November 30 of any subsequent year the Administrator determined that the value of the Participant’s accrued account is less than $5,000, the accrued amount, determined as of November 30 immediately preceding the payment date will be paid to the Participant as soon as administratively feasible.

Supplemental Defined Contribution Plan

Restated January 1, 2005

5.5	If the Participant fails to make a distribution election for the applicable Plan Year, the default distribution method is payment beginning in 10 years and paid in equal 10-year installments.

5.4

Upon receipt by the Administrator of proof of the death of a Participant, the value of the decedent’s account held hereunder shall be paid to the designated beneficiary of the decedent, or to the administrator or executor of the estate of the decedent if no valid beneficiary designation is in effect upon the death of the decedent.

A Participant may name more than one beneficiary. Each beneficiary shall be paid the portion of the Participant’s account that the Participant specifies for each person. If the Participant does not specify amounts, the account balance shall be divided equally among the surviving primary beneficiaries. If any of the named primary beneficiaries dies before the Participant dies, the deceased beneficiary’s portion shall be divided equally among the surviving primary beneficiaries unless the Participant specifies otherwise. If there is no surviving primary beneficiary, the total amount shall be divided equally among the surviving contingent beneficiaries, unless the Participant specifies otherwise. If there are no surviving contingent beneficiaries, the deceased primary beneficiary’s designated portion of the total amount payable shall be paid to the Participant’s estate.

5.5

Should a Participant die without a valid beneficiary designation on file with the Administrator, payment shall be made to the Savings Plan beneficiary beginning in January of the year following the Participant’s death. Where installment payments have commenced pursuant to Section 5.2, such payments will continue to the Savings Plan beneficiary at the same time and in the same amount as would be paid to the Participant had he or she survived.

5.6

Notwithstanding any other provision herein, a Participant may, after a termination of employment, request from the Administrator an elective distribution of all or some part of his or her account under this Plan, if such amount is attributable to amounts earned and vested on or before December 31, 2004. If the Administrator approves such request, then a single cash sum shall be distributed in the amount requested, less 10% forfeiture, as soon as administratively practical.

Supplemental Defined Contribution Plan

Restated January 1, 2005

ARTICLE VI

AMENDMENT; TERMINATION; ADMINISTRATION

6.1

The Plan may be amended at any time upon the approval of the Benefits Committee of the Plan Sponsor by an action documented in writing. The Benefits Committee shall consist of three or more senior executives of the Plan Sponsor selected by the Board of Directors of the Plan Sponsor from time to time. The initial members of the Benefits Committee shall be the Chief Financial Officer, Chief Human Resources Officer and General Counsel of the Plan Sponsor. Such amendment may be made with respect to the benefit provisions of the Plan or the addition or deletion of one or more Participating Employers. No amendment shall adversely affect the benefits accrued by any employee prior to the effective date of the amendment.

When another organization becomes a Participating Employer under the Savings Plan, this Plan shall be amended to include such organization as a Participating Employer under this Plan, unless such organization shall specifically elect not to participate in this Plan. Any such organization that elects not to participate in this Plan shall be treated as a Non-Participating Employer.

6.2

This Plan may be terminated at any time by means of amendment adopted by the Board of Directors of Nationwide Mutual Insurance Company, by an action taken in accordance with the relevant state law. In addition, the Board of Directors of any Participating Employer may, by an action taken in accordance with the relevant state law, elect to terminate such Participating Employer’s participation in this Plan at any time. Any former Participating Employer that elects to terminate participation in this Plan shall be treated as a Non-Participating Employer. Any such termination shall not apply to the benefits previously accrued by persons who are Participants or beneficiaries on the effective date of termination.

In the event that a Participating Employer hereunder ceases to be a Participating Employer under the Savings Plan, termination of this Plan shall be deemed to have occurred with respect to such Participating Employer effective as of the date it ceased to be a Participating Employer under the Savings Plan without the need for amendment of this instrument, provided, however, that such termination of this Plan shall not discharge such Participating Employer from any liability it may have hereunder as to any persons who are Participants or beneficiaries immediately prior to the effective date of such termination of this Plan.

6.3

The Nationwide Mutual Insurance Company shall be the Administrator of this Plan. The Administrator shall have the authority to interpret the Plan and issue such regulations as it deems appropriate. The Administrator shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing payments hereunder. The Administrator’s interpretations, determinations, regulations and calculations shall be final and binding on all Participants, beneficiaries, persons and parties concerned.

Supplemental Defined Contribution Plan

Restated January 1, 2005

6.4

The benefits payable under this Plan or the right to receive future benefits under this Plan may not be anticipated, alienated, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits becomes bankrupt, the interest under this Plan of the person affected may be terminated by the Administrator which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

6.5

Nothing contained in this Plan shall be construed as a contract of employment between a Participating Employer and any Participant, or as a right of any Participant to be continued in employment of the Participating Employer, or as a limitation on the right of the Participating Employer to discharge any of its employees, with or without cause.

Supplemental Defined Contribution Plan

Restated January 1, 2005

ARTICLE VII

CONSTRUCTION

The provisions of this Plan shall be construed, regulated, administered, and enforced according to the laws of the State of Ohio.

Supplemental Defined Contribution Plan

Restated January 1, 2005

ARTICLE VIII

EXECUTION

This Plan has been established by the Participating Employers in conformity with resolutions adopted by their respective Boards of Directors and may be executed in any number of counterparts, each of which will be considered an original.

Supplemental Defined Contribution Plan

Restated January 1, 2005

ARTICLE IX

EXCEPTIONS

9.1	Wausau

The Wausau Insurance Companies Supplemental Defined Contribution Plan was eliminated effective December 31, 1995. Individuals who would have been eligible for benefits under that plan as of December 31, 1995, shall receive a credit under this Plan in the same amount as of January 1, 1996.

9.2	Provident Mutual Life Insurance Company

(a)

For periods beginning on January 1, 2003, all accounts merged into this Plan from the Provident Plan on January 1, 2003, shall be credited with interest at the highest annualized yield credited on the Guaranteed Fund assets of the Savings Plan during such Plan Year until the Administrator receives a valid investment election form from the Participant, if such election is made prior to January 1, 2004. For periods beginning on after January 1, 2004, all accounts shall be credited with interest based on the Nationwide GIC rate of return until the Administrator receives a valid investment election form from the Participant.

(b)	Managing Partners received a on-time credit for the period from January 1, 2003 through December 31, 2003 and are listed in Schedule A.

IN WITNESS WHEREOF, the parties have, through their duly authorized officers, executed this document to be effective January 1, 2005.

NATIONWIDE MUTUAL INSURANCE COMPANY

By:

Supplemental Defined Contribution Plan

Restated January 1, 2005

Schedule A

The Managing Partners with the following associate ID numbers are eligible to receive a credit to their account under this Plan for the 2003 Plan Year:

352998

353140

353205

353360

353747

354040

358777

359277

361239

Supplemental Defined Contribution Plan

Restated January 1, 2005